UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2023

Karuna Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38958	27-0605902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 High Street, Floor 26
Boston, Massachusetts		02110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 857 449-2244

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	KRTX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2023, Karuna Therapeutics, Inc. (the “Company”) entered into a license agreement (the “Agreement”) with GFB (ABC), LLC (“GFB”), assignee of the assignment estate of Goldfinch Bio, Inc., pursuant to which GFB granted to the Company an exclusive (even as to GFB and its affiliates), worldwide, and sublicensable right and license to certain patent rights and related know-how (the “Licensed Intellectual Property”) to develop, manufacture, and commercialize GFB’s investigational transient receptor potential canonical 4 and 5 (TRPC4/5) channel candidates, including the lead clinical-stage candidate known as GFB-887 (collectively, the “Licensed Compounds”). The Company agreed to use commercially reasonable efforts to develop, obtain regulatory approval for, and commercialize at least one product that contains or comprises a Licensed Compound (a “Licensed Product”) in at least two indications in the United States.

Under the terms of the Agreement, the Company is obligated to pay to GFB a $15.0 million upfront payment, and a total of up to $520.0 million for each Licensed Compound upon the achievement of certain development, regulatory and commercial milestones with respect to such Licensed Compound, of which $410.0 million are related to regulatory approval and commercial sales milestones. The Company is also obligated to pay GFB a flat low-single-digit royalty on aggregate net sales of each Licensed Product on a country-by-country basis until the later of: (i) the expiration date of the last valid claim covering the Licensed Product in such country; (ii) the expiration date of regulatory exclusivity with respect to such Licensed Product in such country; and (iii) the date that is a specific period after the first commercial sale of such Licensed Product in such country (collectively, the “Royalty Term”). The royalty rate is subject to reduction on a Licensed Product-by-Licensed Product and country-by-country basis under certain circumstances. In the event that the Company sublicenses to a third party any of the rights to the Licensed Intellectual Property granted under the Agreement, the Company will be obligated to pay GFB royalties within the range of 25% to 35% on any consideration the Company receives from the sublicensee, excluding royalties and certain other payments.

Unless earlier terminated, the Agreement will expire on the expiration of the last to expire Royalty Term. Unless the Agreement is earlier terminated, on expiration of each applicable Royalty Term, the Company will have a fully paid-up, irrevocable and perpetual license under the Licensed Intellectual Property to develop, manufacture and commercialize each applicable Licensed Product in the applicable country. Either party may terminate the Agreement for the other party’s material breach, following a customary notice and cure period, or insolvency, other than an insolvency proceeding related to the administration of the assignment estate of Goldfinch Bio, Inc. The Company may terminate the Agreement for any reason upon 90 days written notice to GFB.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which the Company intends to file with the Securities and Exchange Commission, with confidential terms redacted, as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 7.01 Regulation FD Disclosure.

On February 2, 2023, the Company and GFB issued a joint press release regarding the Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference. The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Joint press release issued by Karuna Therapeutics, Inc. and GFB (ABC), LLC, dated February 2, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARUNA THERAPEUTICS, INC.

Date:	February 2, 2023	By:	/s/ Troy Ignelzi
Troy Ignelzi Chief Financial Officer